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                                                                      EXHIBIT 11


HEALTHCARE.COM CORPORATION AND SUBSIDIARY
STATEMENTS OF COMPUTATION OF PER SHARE EARNINGS (LOSS)
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

                                                                      THREE MONTHS ENDED                SIX MONTHS ENDED
                                                                            JUNE 30,                        JUNE 30,
                                                                    ------------------------         ------------------------
                                                                      2000            1999             2000            1999
                                                                    --------        --------         --------        --------
Net earnings (loss) attributable to common shareholders             $    851        $ (1,252)        $  1,052        $ (3,020)
                                                                    ========        ========         ========        ========

Weighted average number of common
   shares outstanding                                                 27,282          25,326           26,604          25,274
                                                                    ========        ========         ========        ========

Basic net earnings (loss) per common share                          $   0.03        $  (0.05)        $   0.04        $  (0.12)
                                                                    ========        ========         ========        ========

Shares used in diluted net earnings (loss) per
   common share calculation:
   Weighted average number of common
     shares outstanding                                               27,282          25,326           26,604          25,274

Additional shares assumed outstanding
   from dilutive stock options and warrants
   used in diluted net earnings (loss) per share
   calculation                                                           761              --(1)         1,008              --(1)
                                                                    --------        --------         --------        --------
                                                                      28,043          25,326           27,612          25,274
                                                                    ========        ========         ========        ========

Diluted net earnings (loss) per common share                        $   0.03        $  (0.05)        $   0.04        $  (0.12)
                                                                    ========        ========         ========        ========

(1) Since stock options and warrants are antidilutive to the diluted net loss per common share calculation, stock options and warrants are not considered in such diluted net loss per share calculation for the three and six months ended June 30, 1999.